Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157602 on Form S-3 and Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 on Form S-8 of our reports dated February 19, 2010, relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries, and the effectiveness of CoBiz Financial Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 19, 2010